Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of HUB Cyber Security Ltd. In accordance with Rule 13d-1(k)(1), the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to Ordinary Shares, no par value per share, of HUB Cyber Security Ltd. beneficially owned by each of them.

Date: July 5, 2023

Shayna L.P.
By: Carmel Argaman Investments Ltd., general partner

By:	/s/ Guy David Shantser
Name:	Guy David Shantser
Title:	Chief Executive Officer

Carmel Argaman Investments Ltd.

By:	/s/ Guy David Shantser
Name:	Guy David Shantser
Title:	Chief Executive Officer

Guy David Shantser

By:	/s/ Guy David Shantser
Name:	Guy David Shantser